EXHIBIT 99.1

Vonage Holdings Corp. Reports Fourth Quarter and Full Year 2011 Results

Company Reports Record High Annual Adjusted EBITDA1 and Net Income,
Excluding Adjustments2

Fourth Quarter 2011
Net Income of $25 Million or $0.11 per Share, Excluding Adjustments
Adjusted EBITDA of $40 Million
Revenue of $216 Million

Full Year 2011
Net Income More than Doubles to $96 Million or $0.43 per Share,
Excluding Adjustments
Adjusted EBITDA of $168 Million
Free Cash Flow3 of $108 Million
Revenue of $870 Million

Holmdel, NJ, February 15, 2012 - Vonage Holdings Corp. (NYSE: VG) a leading provider of communications services connecting people through broadband devices worldwide, today announced results for the fourth quarter and full year ended December 31, 2011.
Strong Financial Platform Enables Investment for Growth
Marc Lefar, Vonage Chief Executive Officer, said, "We are pleased to report record high annual net income, excluding adjustments and adjusted EBITDA along with free cash flow in excess of $100 million for the second consecutive year. For the quarter, we maintained adjusted EBITDA above $40 million, the fifth consecutive quarter, while net income, excluding adjustments grew 68 percent over the prior year.
“Now that we have stabilized our core business and are generating meaningful cash flow, we will accelerate our investment in strategic growth initiatives during 2012. While reducing adjusted EBITDA in the short term, we believe this investment will fund growth in mobile and geographic expansion. Even with this increased level of funding, we expect to further strengthen our cash position during the year.
“The time is right to increase our investment in organizational capacity and marketing. Early response to last week's launch of Vonage Mobile has exceeded all of our expectations. The potential to rapidly build a global calling community with many millions of users is not unrealistic. And, we plan to invest in international opportunities as our partnerships and service offerings are brought to market.”

Fourth Quarter 2011
Vonage reported adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”)1 of $40 million which was flat sequentially and down from $41 million in the year ago quarter. Revenue of $216 million decreased from $217 million sequentially and from $218 million in the year ago quarter. Income from operations was $28 million, up from $27 million sequentially and up from $26 million in the year ago quarter.
The Company reported net income of $25 million or $0.11 per share excluding adjustments2, up from $24 million or $0.11 per share sequentially and up from $15 million or $0.07 per share in the prior year's quarter.
Reflecting its sustained profitable operating performance over the past three years and continued expectations for future income, the Company determined that its net operating losses were likely to be used prior to their expiration. Accordingly, the Company released its valuation allowance, which previously reduced its net deferred tax assets, resulting in a one-time non-cash income tax benefit of $326 million and a corresponding net deferred tax asset of $326 million on December 31, 2011. As a result, GAAP net income was $350 million or $1.55 per share, up from $16 million or $0.07 per share sequentially, and up from a net loss of $42 million or $0.19 per share in the year ago quarter. This accounting adjustment will not affect the cash taxes paid by the Company, which will continue to be substantially offset by net operating loss carry forwards. As a result of releasing the valuation allowance, the Company expects to recognize non-cash income tax expense in 2012.
Telephony services ARPU was $30.12, up from $29.78 in the year ago quarter reflecting an increase in the number of customers taking higher priced rate plans and higher Universal Service Fund (“USF”) fees.
Total direct cost of telephony services (“COTS”) was $59 million, an increase from $58 million in the year ago quarter as lower domestic termination costs and savings from E-911 vendor consolidation were offset by an expected increase in international usage associated with the growth of subscribers on Vonage World. On a per line basis, the cost of telephony services was $8.24, up from $8.06 in the prior year.
Direct cost of goods sold was $10 million, down from $12 million in the year ago quarter. Direct margin4 of 68% was flat compared to the year ago quarter.
Selling, general and administrative (“SG&A”) expense of $59 million was flat compared to the year ago quarter.
Pre-marketing operating income (“PMOI”)1 was $102 million, up from $100 million in the year ago quarter. PMOI per line was $14.22, up from $13.93 in the year ago quarter.
Gross Line Additions were up modestly over the year ago quarter, as marketing expense increased to $52 million from $50 million in the year ago quarter. Subscriber line acquisition cost (“SLAC”) was $306, up from $301 in the prior year's quarter.
Churn in the fourth quarter was 2.7%, which was flat sequentially and up from 2.4% in the year ago quarter. The increase over the prior year is attributable to the impact of the Company's change to a “no contract” policy, higher churn among its growing base of Hispanic subscribers relative to other international callers, and competitive pressures in other ethnic segments. The Company lost 14,000 net lines in the fourth quarter and 30,000 lines for the year, on par with the line losses in 2010, and finished the year with 2.4 million lines in service.
Interest expense was $2 million, down from $11 million in the year ago quarter driven by the Company's recent debt refinancings, which lowered interest rates to less than 4 percent from highs of 20 percent in 2010.
 As of December 31, 2011, cash and cash equivalents were $59 million and restricted cash was $7 million. Capital expenditures were $13 million in the fourth quarter.
Full Year 2011
Vonage reported adjusted EBITDA of $168 million, up from $156 million the prior year. The Company generated income from operations of $116 million, up from $95 million in the prior year.
Net income was $96 million or $0.43 per share excluding adjustments, more than double the $47 million or $0.22 per share excluding adjustments reported in 2010. Reflecting the release of the valuation allowance against the Company's net deferred tax assets, GAAP net income was $409 million or $1.82 per share, an increase from a GAAP net loss of $84 million or $0.40 per share in 2010, which included $130 million of charges related the Company's December 2010 refinancing.
Telephony services revenue was $867 million, down from $873 million the prior year primarily due to a reduction in deferred revenues from legacy activation fees which were phased out in prior periods. Total revenue was $870 million, down from $885 million in 2010 due to the reduction in deferred revenues and a reduction in customer equipment and shipping revenue.
Strong operating results and a reduction in interest expense, which declined to $17 million from $49 million in 2010, resulted in cash generated from operations of $147 million. Capital expenditures totaled $39 million. The resulting free cash flow3 was $108 million, the second consecutive year of free cash flow generation above $100 million.
2012 Outlook
Building on its strong financial platform, including sustained cash flow, the Company plans to increase the level of investment in its strategic growth initiatives. This funding will be targeted at the substantial market opportunity in mobile services, expansion into new geographies, and further penetration of international calling segments in the United States. The Company expects its increased investment in organizational capacity and marketing will range from $5-10 million per quarter versus 2011 levels.
Based on these plans, Vonage provided the following financial guidance:

•	2012 adjusted EBITDA of $30-35 million per quarter, and $120-140 million for the year, reflecting the additional investment in strategic growth initiatives; and

•	2012 capital and software expenditures in the range of $40-45 million.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP income from operations.

(2)	This is a non-GAAP financial measure. Refer below to Table 4 for a reconciliation to GAAP net income (loss).

(3)	This is a non-GAAP financial measure. Refer to Table 5 for a reconciliation to GAAP net cash provided by operating activities.

(4)	Direct margin is defined as operating revenues less direct cost of telephony services and direct cost of goods sold as a percentage of revenues.

VONAGE HOLDINGS CORP.
TABLE 1. CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share amounts)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2011	2011	2010	2011	2010
	(unaudited)
Statement of Operations Data:
Operating Revenues:
Telephony services	$215,218	$215,824	$214,568	$866,560	$872,934
Customer equipment and shipping	472	683	3,056	3,763	12,108
	215,690	216,507	217,624	870,323	885,042
Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $3,969, $3,864, $4,428, $15,824, and $18,725, respectively)	58,847	59,230	58,067	236,149	243,794
Direct cost of goods sold	10,125	10,711	12,051	41,756	55,965
Selling, general and administrative	58,579	59,451	58,523	234,754	238,986
Marketing	51,604	51,044	50,352	204,263	198,170
Depreciation and amortization	8,638	8,683	12,727	37,051	53,073
	187,793	189,119	191,720	753,973	789,988
Income from operations	27,897	27,388	25,904	116,350	95,054
Other income (expense):
Interest income	23	33	139	135	519
Interest expense	(2,002)	(2,926)	(11,338)	(17,118)	(48,541)
Change in fair value of embedded features within notes payable and stock warrant	—	—	(29,782)	(950)	(99,338)
Loss on extinguishment of notes	—	(7,985)	(26,531)	(11,806)	(31,023)
Other expense, net	(266)	(47)	(59)	(271)	(18)
	(2,245)	(10,925)	(67,571)	(30,010)	(178,401)
Income (loss) before income tax benefit (expense)	25,652	16,463	(41,667)	86,340	(83,347)
Income tax benefit (expense)	324,494	(426)	(22)	322,704	(318)
Net income (loss)	$350,146	$16,037	$(41,689)	$409,044	$(83,665)
Net income (loss) per common share:
Basic	$1.55	$0.07	$(0.19)	$1.82	$(0.40)
Diluted	$1.48	$0.07	$(0.19)	$1.69	$(0.40)
Weighted-average common shares outstanding:
Basic	225,572	225,281	214,586	224,324	209,868
Diluted	237,342	241,189	214,586	241,744	209,868

VONAGE HOLDINGS CORP.
TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA - (Continued)
(Dollars in thousands, except per share amounts)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2011	2011	2010	2011	2010
	(unaudited)
Statement of Cash Flow Data:
Net cash provided by operating activities	$38,645	$45,533	$18,858	$146,786	$194,212
Net cash provided by (used in) investing activities	(13,249)	(11,938)	24,735	(37,604)	(4,686)
Net cash used in financing activities	(22,522)	(40,708)	(101,672)	(130,138)	(143,762)
Capital expenditures, intangible asset purchases and development of software assets	(13,250)	(11,939)	(15,774)	(38,653)	(40,386)
				December 31, 2011	December 31, 2010
Balance Sheet Data (at period end):
Cash and cash equivalents				$58,863	$78,934
Restricted cash				6,929	7,978
Accounts receivable, net of allowance				17,862	15,207
Inventory, net of allowance				6,715	6,143
Prepaid expenses and other current assets				16,820	17,231
Deferred customer acquisition costs				5,685	7,574
Property and equipment, net				67,978	79,050
Software, net				45,661	35,516
Debt related costs, net				2,007	5,372
Intangible assets, net				9,056	4,186
Total deferred tax assets, including current portion, net				325,601	—
Other assets				3,038	3,201
Total assets				$566,215	$260,392
Accounts payable and accrued expenses				$135,740	$126,535
Deferred revenue				39,981	45,181
Total notes payable, including current portion, net of discount				70,833	193,004
Capital lease obligations				17,665	19,448
Other liabilities				2,429	5,871
Total liabilities				$266,648	$390,039
Total stockholders' equity (deficit)				$299,567	$(129,647)

VONAGE HOLDINGS CORP.
TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA
(unaudited)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2011	2011	2010	2011	2010
Gross subscriber line additions	168,538	170,344	167,435	672,274	640,205
Change in net subscriber lines	(13,834)	(8,939)	5,848	(29,996)	(30,013)
Subscriber lines (at period end)	2,374,887	2,388,721	2,404,883	2,374,887	2,404,883
Average monthly customer churn	2.7%	2.7%	2.4%	2.6%	2.4%
Average monthly revenue per line	$30.19	$30.16	$30.20	$30.35	$30.48
Average monthly telephony services revenue per line	$30.12	$30.06	$29.78	$30.22	$30.06
Average monthly direct cost of telephony services per line	$8.24	$8.25	$8.06	$8.23	$8.40
Marketing costs per gross subscriber line addition	$306	$300	$301	$304	$310
Employees (excluding temporary help) (at period end)	1,008	1,035	1,140	1,008	1,140
Direct margin as a % of total revenue	68.0%	67.7%	67.8%	68.1%	66.1%

VONAGE HOLDINGS CORP.
TABLE 3. RECONCILIATION OF GAAP INCOME FROM OPERATIONS TO ADJUSTED
EBITDA AND PRE-MARKETING OPERATING INCOME
(Dollars in thousands)
(unaudited)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2011	2011	2010	2011	2010
Income from operations	$27,897	$27,388	$25,904	$116,350	$95,054
Depreciation and amortization	8,638	8,683	12,727	37,051	53,073
Share-based expense	3,819	4,131	2,424	14,279	8,255
Adjusted EBITDA	40,354	40,202	41,055	167,680	156,382
Marketing	51,604	51,044	50,352	204,263	198,170
Customer equipment and shipping	(472)	(683)	(3,056)	(3,763)	(12,108)
Direct cost of goods sold	10,125	10,711	12,051	41,756	55,965
Pre-marketing operating income	$101,611	$101,274	$100,402	$409,936	$398,409
As a % of telephony services revenue	47.2%	46.9%	46.8%	47.3%	45.6%

VONAGE HOLDINGS CORP.
TABLE 4. RECONCILIATION OF GAAP NET INCOME (LOSS) TO
NET INCOME EXCLUDING ADJUSTMENTS
(Dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2011	2011	2010	2011	2010
Net income (loss)	$350,146	$16,037	$(41,689)	$409,044	$(83,665)
Change in fair value of embedded features within notes payable and stock warrant	—	—	29,782	950	99,338
Deferred taxes (benefit) expense	(325,601)	—	—	(325,601)	—
Loss on extinguishment of notes	—	7,985	26,531	11,806	31,023
Net income excluding adjustments	$24,545	$24,022	$14,624	$96,199	$46,696
Net income (loss) per common share:
Basic	$1.55	$0.07	$(0.19)	$1.82	$(0.40)
Diluted	$1.48	$0.07	$(0.19)	$1.69	$(0.40)
Weighted-average common shares outstanding:
Basic	225,572	225,281	214,586	224,324	209,868
Diluted	237,342	241,189	214,586	241,744	209,868
Net income per common share, excluding adjustments:
Basic	$0.11	$0.11	$0.07	$0.43	$0.22
Diluted	$0.10	$0.10	$0.06	$0.40	$0.21
Weighted-average common shares outstanding:
Basic	225,572	225,281	214,586	224,324	209,868
Diluted	237,342	241,189	232,290	241,807	226,874

VONAGE HOLDINGS CORP.
TABLE 5. FREE CASH FLOW
(Dollars in thousands)
(unaudited)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2011	2011	2010	2011	2010
Net cash provided by operating activities	$38,645	$45,533	$18,858	$146,786	$194,212
Less:
Capital expenditures	(3,783)	(3,686)	(6,328)	(12,636)	(17,674)
Intangible assets	(3,725)	—	—	(3,725)	—
Acquisition and development of software assets	(5,742)	(8,253)	(9,446)	(22,292)	(22,712)
Free cash flow	$25,395	$33,594	$3,084	$108,133	$153,826

VONAGE HOLDINGS CORP.
TABLE 6. RECONCILIATION OF NOTES PAYABLE AND CAPITAL LEASES TO NET DEBT
(Dollars in thousands)
(unaudited)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2011	2011	2010	2011	2010
Current maturities of capital lease obligations	$2,104	$2,019	$1,783	$2,104	$1,783
Current portion of notes payable	28,333	43,333	20,000	28,333	20,000
Notes payable, net of discount and current maturities	42,500	49,583	173,004	42,500	173,004
Capital lease obligations, net of current maturities	15,561	16,126	17,665	15,561	17,665
Unamortized discount - notes payable	—	—	6,996	—	6,996
Gross Debt	88,498	111,061	219,448	88,498	219,448
Less:
Unrestricted cash	58,863	55,590	78,934	58,863	78,934
Net debt	29,635	55,471	140,514	29,635	140,514

About Vonage

Vonage (NYSE: VG) is a leading provider of communications services connecting people through broadband devices worldwide. Our technology serves approximately 2.4 million subscriber lines. We provide feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use. Our Vonage World plan offers unlimited calling to more than 60 countries with popular features like call waiting, call forwarding and visual voicemail - for one low monthly rate. Vonage's service is sold on the web and through regional and national retailers including Wal-Mart, Best Buy, Kmart and Sears, and is available to customers in the U.S. (www.vonage.com), Canada (www.vonage.ca) and the United Kingdom (www.vonage.co.uk).
Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing LLC., owned by Vonage America Inc.
 To follow Vonage on Twitter, please visit www.twitter.com/vonage. To become a fan on Facebook, go to www.facebook.com/vonage.

Vonage Investor Contact:	Vonage Media Contact:
Leslie Arena 732.203.7372 leslie.arena@vonage.com	Jen Holzapfel 732.444.2585 jennifer.holzapfel@vonage.com

Use of Non-GAAP Financial Measures
This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), pre-marketing operating income, net income excluding adjustments, net debt and free cash flow.
Vonage uses adjusted EBITDA and pre-marketing operating income as principal indicators of the operating performance of its business.
Vonage believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, and of share-based expense, which is a non-cash expense that also varies from period to period.
Vonage believes that pre-marketing operating income is an important metric to evaluate the profitability of the existing customer base to justify the level of continued investment in growing that customer base. In addition, as the Company is focused on growing both its revenue and customer base, the Company has chosen to invest significant amounts on its marketing activities to acquire and replace subscribers.
The Company provides information relating to its adjusted EBITDA and pre-marketing operating income so that investors have the same data that the Company employs in assessing its overall operations. The Company believes that trends in its adjusted EBITDA and pre-marketing operating income are valuable indicators of the operating performance of the Company on a consolidated basis and of its ability to produce operating cash flow to fund working capital needs, to service debt obligations, and to fund capital expenditures.
The Company has also excluded from its net income the change in fair value of embedded features within notes payable and stock warrant, loss on extinguishment of notes and the deferred tax (benefit) expense. The Company believes that excluding these items will assist investors in evaluating the Company's operating performance and in better understanding its results of operations when these events occurred on a comparative basis.
Vonage uses net debt as a measure of assessing leverage, as it reflects the gross debt under the Company's credit agreements and capital leases less cash available to repay such amounts. The Company believes that net debt is also a factor that third parties consider in valuing the Company.
Vonage considers free cash flow to be a liquidity measure that provides useful information to management about the amount of cash generated by the business that, after the acquisition of equipment and software, can be used by Vonage for debt service and strategic opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.
The non-GAAP financial measures used by Vonage may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.
Vonage defines adjusted EBITDA as GAAP income from operations excluding depreciation and amortization and share-based expense.
Vonage defines pre-marketing operating income as GAAP income from operations excluding customer equipment and shipping revenue, direct cost of goods sold, depreciation and amortization, marketing and share-based expense.
Vonage defines net income excluding adjustments, as GAAP net income (loss) excluding the change in fair value of embedded features within notes payable and stock warrant, the loss on extinguishment of notes and the deferred tax (benefit) expense.
Vonage defines net debt as the current and long-term portion of notes payable and capital lease obligations plus unamortized discount on notes payable less unrestricted cash and cash in a concentration account required by the Company's prior credit agreements.
Vonage defines free cash flow as net cash provided by operating activities minus capital expenditures, intangible assets, and acquisition and development of software assets.

Conference Call and Webcast
Management will host a webcast discussion of its quarterly and annual results and related matters on Wednesday, February 15, 2012 at 10:00AM Eastern Time. To participate, please dial (877) 359-9508 approximately ten minutes prior to the call. International callers should dial (224) 357-2393. A replay will be available approximately two hours after the conclusion of the call until midnight February 28, 2012, and may be accessed by dialing (855) 859-2056. International callers should dial (404) 537-3406. The replay passcode is: 46849483.
The webcast will be broadcast live through Vonage's Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast.
Safe Harbor Statement
This press release contains forward-looking statements regarding growth strategy, adjusted EBITDA, gross additions, net line additions, impact of product initiatives on revenues, debt repayment, and capital and software expenditures. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management's belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include but are not limited to: the competition the Company faces; the Company's ability to adapt to rapid changes in the market for voice and messaging services; the Company's ability to retain customers and attract new customers; the Company's ability to establish and expand strategic alliances; the Company's dependence on third party facilities, equipment, systems and services; the Company's ability to implement the Company's new billing and ordering management system; system disruptions or flaws in the Company's technology and systems; intellectual property and other litigation that have been and may be brought against the Company; failure to protect the Company's trademarks and internally developed software; the Company's ability to obtain or maintain relevant intellectual property licenses; results of regulatory inquiries into the Company's business practices; uncertainties relating to regulation of VoIP services; increased governmental regulation, currency restrictions, and other restraints and burdensome taxes and risks incident to foreign operations; the Company's dependence upon key personnel; the Company's history of net losses and ability to achieve consistent profitability in the future; fraudulent use of the Company's name or services; the Company's ability to maintain data security; security breaches and other compromises of information security; the Company's dependence on the Company's customers' existing broadband connections; differences between the Company's service and traditional phone services, including the Company's 911 service; any reinstatement of holdbacks by the Company's vendors; the Company's ability to obtain additional financing if required; restrictions in the Company's debt agreements that may limit the Company's operating flexibility; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage's Annual Report on Form 10-K for the year ended December 31, 2010, as well as in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company's views subsequent to today.
(vg-f)